EXHIBIT 10.3

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”), dated as of December 31, 2010, is between Monarch Bank, a Virginia state chartered bank (“Company”), and Brad E. Schwartz (“Officer”) and provides as follows.

1. Purpose

Company recognizes that the possibility of a “Change in Control” as defined in Section 13 exists, and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of Company and its shareholders. Accordingly, the purpose of this Agreement is to encourage Officer to continue employment after a Change in Control by providing reasonable employment security to Officer and to recognize the prior service of Officer in the event of a termination of employment under certain circumstances after a Change in Control.

2. Term of the Agreement

This Agreement is effective December 31, 2010 and will expire on December 31, 2012; provided that on December 31, 2011 and on each December 31st thereafter (each such December 31st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year so as to terminate two years from such Renewal Date. This Agreement will not, however, be extended if Company gives written notice of such non-renewal to Officer no later than 90 days before the Renewal Date (the original and any extended term of this Agreement is referred to as the “Change in Control Period”).

3. Employment after a Change in Control

If a Change in Control of Company occurs during the Change in Control Period and Officer is employed by Company on the date the Change in Control occurs (the “Change in Control Date”), Company will continue to employ Officer in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the third anniversary of such date (the “Employment Period”). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions.

4. Terms of Employment

(a) Position and Duties. During the Employment Period, (i) Officer’s position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the six month period immediately preceding the Change in Control Date and (ii) Officer’s services will be performed at the location where Officer was employed immediately preceding the Change in Control Date or any office that is the headquarters of the Company and is less than 35 miles from such location.

(b) Compensation.

(i) Base Salary. During the Employment Period, Officer will receive an annual base salary (the “Annual Base Salary”) at least equal to the base salary paid or payable to Officer by Company and its affiliated companies for the twelve-month period immediately preceding the Change of Control Date. During the Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer Officers of Company and its affiliated companies. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to Officer under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term “affiliated companies” includes any company controlled by, controlling or under common control with Company.

(ii) Annual Bonus. In addition to the Annual Base Salary, Officer will be awarded for each year ending during the Employment Period an annual bonus (the “Annual Bonus”) in cash at least equal to the highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which the Change in Control Date occurs. Each such Annual Bonus will be paid no later than the end of the third month of the year next following the year for which the Annual Bonus is awarded.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, Officer will be entitled to participate in all incentive (including stock incentive), savings and retirement, insurance plans, policies and programs applicable generally to other peer Officers of Company and its affiliated companies, but in no event will such plans, policies and programs provide Officer with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by Company and its affiliated companies for Officer under such plans, policies and programs as in effect at any time during the six months immediately preceding the Change in Control Date.

(iv) Welfare Benefit Plans. During the Employment Period, Officer and/or Officer’s family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by Company and its affiliated companies to the extent applicable generally to other peer Officers of Company and its affiliated companies, but in no event will such plans, policies and programs provide Officer with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the six months immediately preceding the Change in Control Date.

(v) Fringe Benefits. During the Employment Period, Officer will be entitled to fringe benefits in accordance with the plans, policies and programs of Company and its affiliated companies in effect for Officer at any time during the six months immediately preceding the Change in Control Date or, if more favorable to Officer, as in effect generally from time to time after the Change in Control Date with respect to other peer Officers of Company and its affiliated companies.

(vi) Paid Time Off. During the Employment Period, Officer will be entitled to paid time off in accordance with the plans, policies and programs of Company and its affiliated companies in effect for Officer at any time during the six months immediately preceding the Change in Control Date or, if more favorable to Officer, as in effect generally from time to time after the Change in Control Date with respect to other peer Officers of Company and its affiliated companies.

5. Termination of Employment Following Change in Control

(a) Death or Disability. If Officer dies or incurs a Disability (as determined by the Administrator) during the Employment Period, then Officer or his designated beneficiary shall receive benefits detailed in Section 7. For purposes of this Agreement, Disability is defined as a condition where the Officer (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The Board, in its sole discretion, shall determine whether a Participant has incurred a Disability and its determination shall be binding for purposes of this Plan. The Company shall provide continued medical insurance in the Company’s health plan for the benefit of the Officer for a period of twelve months after the date of such termination subject to his eligibility under the provisions of the then-current plan.

(b) Termination by the Company for Cause. The Officer’s employment may be terminated at any time without further liability on the part of the Company effective immediately by a two-thirds vote of the Board of Directors of the Company for Cause by written notice to the Officer setting forth in reasonable detail the nature of such Cause:

(i) Continued failure by the Officer for reasons other than Disability to follow reasonable instructions of the Chief Executive Officer of the Company or policies of the Board of Directors of the Company after being advised in writing of such failure, including specific actions or inaction on the part of the Officer and the particular instruction or policy involved, and if both reasonable and feasible, being given a reasonable opportunity and period (as determined by the Board of Directors of the Company) to remedy such failure;

(ii) Conviction of a felony or any crime of moral turpitude;

(iii) Commission of an act of embezzlement or fraud against the Company or any subsidiary or Affiliate thereof;

(iv) Any act or omission constituting dishonesty of the Officer with respect to the Company or any subsidiary or Affiliate thereof; and/or

(v) Any other willful or reckless conduct which substantially harms the reputation and/or interest of the Company, any subsidiary or Affiliate, and/or its/or their directors, officers or employees.

(c ) Termination by Company Without Cause. In the event that the Company terminates Officer’s employment during the Employment Period for any reason that does not constitute Cause, as determined by the Administrator, Officer shall be entitled to receive the Accrued Obligations, Salary Continuance Benefit, and Welfare Continuance Benefit under the terms defined in Section 6. For purposes of this subsection, the determination of whether a termination or resignation is Without Cause shall be made by the individual who served as Chief Executive Officer of the Company immediately prior to the Change in Control event, or such other individual or committee to whom this Chief Executive Officer delegates this responsibility (the party responsible for making this determination referred to hereinafter as the “Administrator”).

(d). Resignation by Employee for Good Reason. In the event that Officer resigns for Good Reason, as defined below, during the Employment Period, Officer shall be entitled to receive the Accrued Obligations, Salary Continuance Benefit, and Welfare Continuance Benefit under the terms defined in Section 6. For this purpose, “Good Reason” shall mean any of the following, as determined by Officer and agreed to by the Administrator:

(i)	a material reduction in Officer’s duties or authority;

(ii)	a material adverse change in Officer’s overall working environment;

(iii)	a failure by the Company to comply with any of the material provisions of this agreement;

(iv)	the Company’s requiring Officer to be based at any office or location that is located more than thirty five miles from the office or location in which Officer was employed immediately prior to the Change in Control; or

(v).	Officer is directed by the Board of Directors or an officer of the Company or any affiliated company to engage in conduct that is unethical or illegal.

For purposes of this subsection, the determination of whether a termination or resignation is for Good Reason shall be made by the individual who served as Chief Executive Officer of the Company immediately prior to the Change in Control event, or such other individual or committee to whom this Chief Executive Officer delegates this responsibility (the party responsible for making this determination referred to hereinafter as the “Administrator”).

(e) Notice of Termination. Any termination during the Employment Period by Company or by Officer shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(f) Date of Termination. “Date of Termination” means (i) if Officer’s employment is terminated by Company for Cause, or by Officer for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Officer’s employment is terminated by Company other than for Cause or Disability, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given), and (iii) if Officer’s employment is terminated for Disability, 30 days after Notice of Termination is given, provided that Officer shall not have returned to the full-time performance of his duties during such 30-day period.

6. Compensation Upon Termination by Company Without Cause or by Officer for Good Reason. Officer will be entitled to the following benefits if, during the Employment Period, Company terminates his employment without Cause or Officer terminates his employment with Company or any affiliated company for Good Reason:

(a) Accrued Obligations. The sum of (1) Officer’s annual base salary as indicated in section 4 (b)(i), to the extent not yet paid through the date of termination; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid, if applicable; and (3) any benefits or awards (including both cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to Officer (but not including amounts that previously had been deferred at Officer’s request, which amounts will be paid in accordance with Officer’s existing directions). The Accrued Obligations will be paid to Employee in a lump sum cash payment within ten days after the termination date;

(b) Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to TWO times Officer’s Final Compensation. For purposes of this agreement, “Final Compensation” means the annual base salary disclosed in section 4(b), plus the highest annual bonus paid or payable for the two most recently completed years and any amount contributed by Officer during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals. For annual bonus calculations, the combined bonus paid under a Profit Sharing Plan for Mortgage Officers and a Spread Bonus Plan for Mortgage Officers will be limited, for calculation purposes of the highest annual bonus, to the lesser of $75,000 or the highest combined bonus paid under those bonus plans. The Salary Continuance Benefit will be paid to Employee in a lump sum cash payment not later than the 45th day following the termination date; and

(c ) Welfare Continuance Benefit. For 36 months following the termination date, Employee and his dependents will continue to be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans (as defined in Section 3(1) of ERISA) (“Welfare Plans”) in which Officer or his dependents were participating immediately prior to the Date of Termination (the “Welfare Continuance Benefit”). The Company will pay all or a portion of the cost of the Welfare Continuance Benefit for Officer and his dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans and Officer will pay any additional costs. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for Officer or the Company due to such participation, the Company will provide substantially identical benefits directly through COBRA or through an insurance arrangement. If Officer or his dependents receive continuation coverage through COBRA or any other insurance plan, the Company must pay all reimbursements to the Officer pursuant to this paragraph on or before the last day of the month following the month in which the expense is incurred. Officers may not exchange the right to reimbursement or to an in-kind benefit for another reimbursement or benefit and may not receive cash in lieu of an in-kind benefit or right to reimbursement. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when Officer has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to Officer and his dependents with respect to the specific type of benefit.

7. Compensation Upon Termination by Death, Disability, For Cause by Company, or by Officer without Good Reason. Officer will be entitled to the following benefits if, during the Employment Period, termination of employment with the Company or any affiliated company is caused by Officer’s death or disability, or by the Company for cause, or by the employee without good reason:

(a) Death. If Officer dies during the Employment Period, this Agreement will terminate without any further obligation on the part of Company under this Agreement, other than for (i) payment of the Accrued Obligations and six months of Officer’s Base Salary (which shall be paid to Officer’s beneficiary designated in writing or his estate, as applicable, in a lump sum cash payment within 30 days of the date of death); (ii) the timely payment or provision of the Welfare Continuance Benefit to Officer’s spouse and other dependents for 12 months following the date of death; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of Company and its affiliated companies.

(b) Disability. If Officer’s employment is terminated because of Officer’s Disability during the Employment Period, this Agreement will terminate without any further obligation on the part of Company under this Agreement, other than for (1)

payment of the Accrued Obligations in a lump sum cash payment within 30 days of the date of death or Disability; (2) a payment in an amount equivalent to six months of the base salary indicated in section 4(b) in a lump sum cash payment within 30 days of the date of death or Disability; and (3) the timely payment or provision of the Welfare Continuance Benefit to Officer and/or Officer’s spouse and other dependents for 36 months following the date of death or Disability.

(c) Cause; Other than for Good Reason. If Officer’s employment is terminated by the Company for Cause or by the Officer without good reason during the Employment Period, this Agreement will terminate without further obligation to Officer other than the payment to Officer of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by Officer and any other benefits to which Officer may be entitled pursuant to the terms of any plan, program or arrangement of Company and its affiliated companies, all of which will be paid in a lump sum in cash within 30 days of the Date of Termination.

8. Compliance with Section 409A of the Internal Revenue Code

(a) Six Month Delay in Payments. If the Employee is a specified employee of a publicly traded corporation as defined in Section 409A(a)(2)(B)(i) of the Code, and any payment or provision of any benefit in this Agreement is subject to Section 409A, then such payment or provision of benefits in connection with a separation from service payment event (as determined by Section 409A of the Code), as opposed to another payment event permitted under Section 409A, or an amount payable that is not subject to 409A, shall not be made until the first day of the month following the six month anniversary of the Employee’s separation from service. In the case or installment or periodic payments, the first payment shall include a “catch-up” amount equal to the sum of payments that would have been made to the Employee during the period preceding the first payment date if not 6-month delay had applied.

(b) Compliance with Section 409A of the Code. Any benefit, payment or other right provided by the Agreement shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code section 409A to avoid a failure described in Code section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, the Agreement shall be so construed and interpreted to meet the applicable requirements of Code section 409A to avoid a failure described in Code section 409A(a)(1).

9. Binding Agreement; Successors

(a) This Agreement will be binding upon and inure to the benefit of Officer (and his personal representative), Company and any successor organization or organizations which shall succeed to substantially all of the business and property of Company, whether by means of merger, consolidation, acquisition of all or substantially of all of the assets of Company or otherwise, including by operation of law.

(b) Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.

(c) For purposes of this Agreement, the term “Company” includes any subsidiaries of Company and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which Company ceases to exist; provided, however, that for purposes of determining whether a Change in Control has occurred herein, the term “Company” refers to Company or its successors.

(d) This Agreement supersedes and replaces any previous Change of Control Agreements, or any similar agreements between Officer and Company.

10. Fees and Expenses; Mitigation

(a) Should either party find it necessary to seek enforcement of any provision hereof, the prevailing party in such action shall be entitled to his or its costs and expenses, including reasonable attorneys’ fees, up to a maximum of $30,000.

(b) Officer shall not be required to mitigate the amount of any payment Company becomes obligated to make to Officer in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the Welfare Continuance Benefit, the amount of any payment provided for in Section 6 shall not be reduced, offset or subject to recovery by Company by reason of any compensation earned by Officer as the result of employment by another employer after the Date of Termination, or otherwise.

11. No Employment Contract

Nothing in this Agreement will be construed as creating an employment contract between Officer and Company prior to Change in Control.

12. Notice

Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to Company shall be directed to the Chief Executive Officer of Company. Notices to Officer shall be directed to his last known address.

13. Definition of a Change in Control

Change in Control Defined. For purposes of this Agreement, a “Change in Control” means:

(A) The acquisition by any Person of beneficial ownership of 50% or more of the combined voting power of Monarch’s then outstanding shares of common stock;

(B) Individuals who constitute the Board of Directors on the date of this Agreement (the “Incumbent Board”) cease to constitute a majority of the Board of Directors, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Monarch (as such terms are used in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”));

(C) Approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that shareholder approval of a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(i) more than 49% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions as their ownership existed in the Company immediately prior to the Reorganization;

(ii) no Person beneficially owns 49% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction, or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(iii) at least fifty-one percent of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

(D) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, or of the sale or other disposition of all or substantially all of the assets of the Company.

(E) For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act, other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

14. Confidentiality

(a) Officer agrees to hold and safeguard as confidential and proprietary information any information about Company and its subsidiaries gained by Officer during the course of Officer’s employment. Officer shall not, without the prior written consent of Company, misappropriate, disclose or make available to anyone for use outside Company’s and its subsidiaries’ organization at any time, either during his employment or subsequent to any termination of his employment, however such termination is effected, whether by Officer or Company, with or without cause, any information about Company and its subsidiaries or its customers or suppliers, whether or not such information was developed by Officer, except as required in the performance of Officer’s duties for Company and its subsidiaries.

(b) Officer understands and agrees that any information about Company and its subsidiaries or Company’s and its subsidiaries’ customers is the property of Company or its subsidiaries and is essential to the protection of Company’s and its subsidiaries’ goodwill and to the maintenance of Company’s and its subsidiaries’ competitive position and accordingly should be kept secret. Such information shall include, but not be limited to, information containing Company’s and its subsidiaries’ promotional plans and strategies, pricing strategies, customers and prospective customers, customer lists, identity of key personnel in the employ of customers and prospective customers, computer programs, system documentation, manuals, ideas, or any other records or information belonging to Company and its subsidiaries or relating to Company’s and its subsidiaries’ business.

(c) Officer and Company agree that irreparable injury will result to Company in the event Officer violates any restrictive covenant or affirmative obligation contained in this Agreement, and Officer acknowledges that the remedies at law for any breach by Officer of such provisions will be inadequate and that Company shall be entitled to injunctive relief against Officer, in addition to any other remedy that is available, at law or in equity.

15. Miscellaneous

No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by Officer and the President and Chief Executive Officer of Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

16. Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia, specifically the City of Chesapeake.

17. Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Company by its duly authorized officer, and by Officer, as of the date first above written.

MONARCH BANK

By:	/s/ Jeffrey F. Benson
	TITLE:	Chairman of the Board

OFFICER:

/s/ Brad E. Schwartz
Signature

Brad E. Schwartz
Printed Name